1245 "Q" Street
Lincoln, NE 68508
Phone: 402-475-2525
Fax: 402-475-9061

Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
RESULTS FOR THE YEAR AND FOURTH QUARTER

LINCOLN, Nebraska (February 8, 2005) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the fourth quarter and year ended December 31, 2004.

        Revenues for the year ended December 31, 2004, increased 10.3% to a record $29.7 million compared with revenues of $26.9 million for the same period in 2003. Net income for the year ended December 31, 2004, increased to $4.6 million compared with net income of $4.4 million in the prior year. Earnings per share increased 4.8% to $0.63 per basic and diluted share compared with $0.60 per basic and diluted share in the prior year.

        Revenues for the fourth quarter ended December 31, 2004, decreased 4.6% to $6.4 million compared with revenues of $6.7 million for the fourth quarter of 2003. Net income for the fourth quarter of 2004 decreased 26.6% to $921,000, or $0.13 per basic and diluted share, compared with net income of $1.3 million, or $0.17 per basic and diluted share, for the same period in 2003.

        Commenting on the results, Michael D. Hays, chief executive officer of National Research Corporation, said, “As previously announced, our fourth quarter 2004 results were affected by continued volatility in the federal government sector of our revenue base. This, along with the Company’s sales expansion expense, will disproportionately impact our first quarter 2005 results as well. As noted in our previous guidance, we now expect first quarter 2005 earnings per share of approximately $0.08.”

        Patrick E. Beans, chief financial officer of National Research Corporation, added, “Even with the $0.08 first quarter 2005 earnings per share guidance, we still expect year-over-year growth, primarily as a result of increasing our core business.”

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NRCI Announces Fourth Quarter and Year-End Results

February 8, 2005

        A listen-only simulcast of National Research Corporation’s fourth quarter and year-end conference call will be available online at www.fulldisclosure.com on February 9, 2005, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately two hours later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis, tracking services and improvement services to the healthcare industry. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically experience and health status, of their patients and/or members. The Company has been at the forefront of the industry in developing tools that enable healthcare organizations to obtain performance measurement information necessary to improve their business practices.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Fourth Quarter and Year-End Results

February 8, 2005

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues	$6,430	$6,742	$29,683	$26,922
Operating expenses:
Direct expenses	2,680	2,749	12,869	12,029
Selling, general and administrative	1,817	1,606	7,394	5,987
Depreciation and amortization	526	477	2,018	1,941

Total operating expenses	5,023	4,832	22,281	19,957

Operating income	1,407	1,910	7,402	6,965
Other income (expense):
Interest income	96	79	345	293
Interest expense	(104)	(106)	(459)	(428)
Other, net	32	38	(5)	85

Total other income (expense)	24	11	(119)	(49)
Income before income taxes	1,431	1,921	7,283	6,916
Provision for income taxes	510	666	2,732	2,532

Net income	$921	$1,255	$4,551	$4,384

Net income per share, basic	$0.13	$0.17	$0.63	$0.60

Net income per share, diluted	$0.13	$0.17	$0.63	$0.60

Weighted average shares outstanding:
Basic	7,142	7,271	7,181	7,259
Diluted	7,211	7,314	7,249	7,326

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NRCI Announces Fourth Quarter and Year-End Results

February 8, 2005

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Dec. 31, 2004	Dec. 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$3,648	$3,441
Short-term investments	15,348	12,767
Accounts receivable, net	3,392	5,479
Other current assets	3,066	1,834

Total current assets	25,454	23,521
Net property and equipment	12,355	12,189
Other, net	9,854	9,963

Total Assets	$47,663	$45,673

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$851	$910
Deferred revenue	4,036	4,439
Accrued compensation	976	969
Notes payable	156	142
Income taxes payable	--	244

Total current liabilities	6,019	6,704
Noncurrent liabilities	6,917	6,545

Total Liabilities	12,936	13,249

Shareholders' Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
7,684,006 and 7,639,819 shares issued, respectively;
7,174,706 and 7,305,819 outstanding, respectively	8	8
Additional paid-in capital	19,346	18,875
Retained earnings	20,382	15,832
Unearned compensation	(182)	(394)
Accumulated other comprehensive income	(71)	(27)
Treasury stock	(4,756)	(1,870)

Total shareholders' equity	34,727	32,424

Total Liabilities and Shareholders' Equity	$47,663	$45,673

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